 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of First Federal Bancshares of Arkansas, Inc. of our reports dated March 8, 2013, on our audits of the consolidated financial statements as of December 31, 2012 and 2011, and for the years then ended.

/s/ BKD, LLP

Little Rock, Arkansas

January 17, 2014